FARO Announces Changes to its Board of Directors

LAKE MARY, FL, March 17, 2021 - FARO® (Nasdaq: FARO), a global leader of 3D measurement, imaging, and realization solutions for the 3D Metrology, AEC (Architecture, Engineering & Construction), and Public Safety Analytics markets, today announces changes to its Board of directors.
The Company is pleased to announce Mr. Jeroen van Rotterdam's appointment to its Board of Directors.
Mr. van Rotterdam brings a comprehensive background in multiple technologies, including cloud development and security, with nearly 25 years of experience with EMC Corporation, several startups, and most recently, Citrix Systems.
“FARO is uniquely positioned to drive increased long-term shareholder value through its extensive suite of 3D software applications targeting customer solutions in the 3D Metrology, AEC, and Public Safety and Analytic markets. FARO's ability to capture, analyze and provide 3D data positions it well to increase the value it realizes from its existing 15,000 customers.” stated Board Chairman John Donofrio. “Jeroen's depth of experience is highly relevant to FARO's strategy and complementary to our current board composition”.
Mr. van Rotterdam will be included in the Company’s slate of nominees for election to the Board of Directors at the Company’s 2021 annual stockholders meeting.

Board of Director Departures
Effective the date of FARO’s 2021 annual stockholders meeting, Mr. John E. Caldwell will be retiring from the FARO Board and Dr. Jeffrey A. Graves has chosen not to stand for re-election.
"Mr. Caldwell has been a highly effective FARO board member since 2002, providing valued leadership, insights and mentoring throughout his tenure. Dr. Graves was appointed the Chief Executive Officer of 3D Systems in May 2020, and as a result, is limiting his involvement in outside directorships." stated Mr. Donofrio. The Company thanks Mr. Caldwell and Dr. Graves for their meaningful contributions. They will be missed.”
"As the Company executes its transformational strategy with an emphasis on software-enabled solutions to drive long-term competitive differentiation and increased customer value, board renewal aligned with FARO's strategy will continue. We expect to announce further additions to the Board over time," stated Mr. Donofrio.

Forward-Looking Statements
This press release may include forward-looking statements regarding anticipated demand for and customer acceptance of FARO's products, product development and product launches, growth and strategic initiatives. Such forward-looking statements may be identified by the use of the following words (among others): "believes," "expects," "may," "will," "plan," "should" or "anticipates," or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. FARO assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.